PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly and Annual Results
RANCHO CORDOVA, CA January 27, 2025 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $13.3 million for the three months ended December 31, 2024, as compared to $10.9 million for the three months ended September 30, 2024 and $10.8 million for the three months ended December 31, 2023. Net income for the year ended December 31, 2024 was $45.7 million, as compared to $47.7 million for the year ended December 31, 2023.
Financial and Other Highlights
Performance highlights and other developments for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	December 31, 2024	September 30, 2024	December 31, 2023
Return on average assets (“ROAA”)	1.31%	1.18%	1.26%
Return on average equity (“ROAE”)	13.48%	11.31%	15.45%
Pre-tax income	$19,367	$15,241	$15,151
Pre-tax, pre-provision income(1)	$20,667	$17,991	$15,951
Net income	$13,317	$10,941	$10,799
Basic earnings per common share	$0.63	$0.52	$0.63
Diluted earnings per common share	$0.63	$0.52	$0.63
Weighted average basic common shares outstanding	21,182,143	21,182,143	17,175,445
Weighted average diluted common shares outstanding	21,235,318	21,232,758	17,193,114
Shares outstanding at end of period	21,319,083	21,319,583	17,256,989

	Year ended
(in thousands, except per share and share data)	December 31, 2024	December 31, 2023
ROAA	1.23%	1.44%
ROAE	12.72%	17.85%
Pre-tax income	$64,721	$66,616
Pre-tax, pre-provision income(1)	$71,671	$70,616
Net income	$45,671	$47,734
Basic earnings per common share	$2.26	$2.78
Diluted earnings per common share	$2.26	$2.78
Weighted average basic common shares outstanding	20,154,385	17,166,592
Weighted average diluted common shares outstanding	20,205,440	17,187,969
Shares outstanding at end of period	21,319,083	17,256,989
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

James E. Beckwith, President and Chief Executive Officer, commented:
“While we focus on the future and maintaining a position of distinction and respect in the markets we serve, we proudly look back at 2024 as another outstanding year of achievement. We experienced consistent, strong financial performance with year-over-year growth in loans and deposits, a consistent shareholder dividend, and stable net interest margin. We also continued our successful execution of our San Francisco market expansion and now have 27 employees in the San Francisco Bay Area who contributed $229.5 million in deposits from June 5, 2023 to December 31, 2024. We have managed expenses and executed on conservative underwriting practices, which are foundational to our success.
Five Star Bank consistently executes on client and community-focused initiatives, and in 2024, we received a Super Premier rating from Findley Reports, an IDC Superior rating, and a Bauer Financial rating of 5 stars (out of five). We were also awarded the prestigious 2023 Raymond James Community Bankers Cup, were among S&P Global Market Intelligence’s 2023 Top 20 Best-Performing Community banks in the nation (with assets between $3 billion and $10 billion), and were ranked fifth on the 2024 Bank Director Magazine (RankingBanking) Best U.S. Banks with assets less than $5 billion. We also received the Greater Sacramento Economic Council’s Sustainability Award recognizing a company that has supported industry growth in the Greater Sacramento region.
In 2024, our senior leadership was recognized by the Sacramento Business Journal with a C-Suite Award, a Women Who Mean Business honor, a 40 Under 40 recognition, and placement on the Power 100 list. Our senior leadership was also recognized on the San Francisco Business Times’ Newsmaker 100 list, as part of the Independent Community Bankers of America’s 40 Under 40: Emerging Community Bank Leaders, among the Association of Latino Professionals for America’s 50 Most Powerful Latinas, and with a National Association of Women Business Owners’ Sacramento Valley Outstanding Women Leaders’ Executive Woman award.
Being recognized as community leaders ensures Five Star Bank remains top of mind in the markets we serve as we continue to build-out our market presence. I am humbled and proud of our team’s accomplishments and look forward to the future.”
Financial highlights included the following:
•The San Francisco Bay Area team, which increased from 24 to 27 employees during the three months ended December 31, 2024, generated deposit balances totaling $229.5 million at December 31, 2024, an increase of $40.4 million from September 30, 2024.
•Cash and cash equivalents were $352.3 million, representing 9.90% of total deposits at December 31, 2024, as compared to 7.38% at September 30, 2024.
•Total deposits increased by $158.0 million, or 4.65%, during the three months ended December 31, 2024, due to increases in both non-wholesale and wholesale deposits, which the Company defines as brokered deposits and public time deposits. During the three months ended December 31, 2024, non-wholesale deposits increased by $8.0 million, or 0.27%, and wholesale deposits increased by $150.0 million, or 36.59%.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 41.21% for the three months ended December 31, 2024, as compared to 43.37% for the three months ended September 30, 2024.
•For the three months ended December 31, 2024, net interest margin was 3.36%, as compared to 3.37% for the three months ended September 30, 2024 and 3.19% for the three months ended December 31, 2023. For the year ended December 31, 2024, net interest margin was 3.32%, as compared to 3.42% for the year ended December 31, 2023. The effective Federal Funds rate fell to 4.33% as of December 31, 2024 from 4.83% as of September 30, 2024 and 5.33% as of December 31, 2023.
•Other comprehensive loss was $2.6 million during the three months ended December 31, 2024. Unrealized losses, net of tax effect, on available-for-sale securities were $12.4 million as of December 31, 2024. Total carrying value of held-to-maturity and available-for-sale securities represented 0.07% and 2.48% of total interest-earning assets, respectively, as of December 31, 2024.
•The Company’s common equity Tier 1 capital ratio was 11.02% and 10.93% as of December 31, 2024 and September 30, 2024, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.

•Loan and deposit growth in the three and twelve months ended December 31, 2024 was as follows:

(in thousands)	December 31, 2024	September 30, 2024	$ Change	% Change
Loans held for investment	$3,532,686	$3,460,565	$72,121	2.08%
Non-interest-bearing deposits	922,629	906,939	15,690	1.73%
Interest-bearing deposits	2,635,365	2,493,040	142,325	5.71%

(in thousands)	December 31, 2024	December 31, 2023	$ Change	% Change
Loans held for investment	$3,532,686	$3,081,719	$450,967	14.63%
Non-interest-bearing deposits	922,629	831,101	91,528	11.01%
Interest-bearing deposits	2,635,365	2,195,795	439,570	20.02%
•The ratio of nonperforming loans to loans held for investment at period end decreased from 0.06% at December 31, 2023 to 0.05% at December 31, 2024.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended December 31, 2024. The Company’s Board of Directors subsequently declared another cash dividend of $0.20 per share on January 16, 2025, which the Company expects to pay on February 10, 2025 to shareholders of record as of February 3, 2025.
Summary Results
Three months ended December 31, 2024, as compared to three months ended September 30, 2024
The Company’s net income was $13.3 million for the three months ended December 31, 2024, as compared to $10.9 million for the three months ended September 30, 2024. Net interest income increased by $3.1 million, primarily due to an increase in interest income driven by a larger average balance of interest-earning assets, partially offset by an increase in interest expense due to a larger average balance of deposits, as compared to September 30, 2024. The provision for credit losses decreased by $1.5 million, reflecting adjustments to expectations for credit losses based on economic trends and forecasts in the three months ended December 31, 2024 compared to the three months ended September 30, 2024. Non-interest income increased by $0.3 million, primarily due to income received on equity investments in venture-backed funds during the three months ended December 31, 2024, combined with a loss from equity investments in venture-backed funds during the three months ended September 30, 2024. Non-interest expense increased by $0.7 million, primarily due to: (i) increased salaries and employee benefits mainly resulting from increased loan production driving higher commissions expense period-over-period; and (ii) increased advertising and promotional expenses due to a larger number of events sponsored and attended period-over-period.
Three months ended December 31, 2024, as compared to three months ended December 31, 2023
The Company’s net income was $13.3 million for the three months ended December 31, 2024, as compared to $10.8 million for the three months ended December 31, 2023. Net interest income increased by $6.8 million, primarily due to an increase in interest income driven by higher average balances and yields on loans, partially offset by an increase in interest expense due to higher average balances and rates on deposits. The provision for credit losses increased by $0.5 million, reflecting adjustments to expectations for credit losses based on economic trends and forecasts in the three months ended December 31, 2024 compared to the three months ended December 31, 2023. Non-interest income decreased by $0.3 million, primarily due to lower swap referral and rate lock fees during the three months ended December 31, 2024 compared to the same quarter of the prior year. Non-interest expense increased by $1.8 million with an increase in salaries and employee benefits related to the Company’s expansion into the San Francisco Bay Area as the leading driver.
Year ended December 31, 2024, as compared to year ended December 31, 2023
The Company’s net income was $45.7 million for the year ended December 31, 2024, as compared to $47.7 million for the year ended December 31, 2023. Net interest income increased by $8.8 million, primarily due to an increase in interest income driven by higher average balances and yields on loans, partially offset by an increase in interest expense due to higher average balances and rates on deposits. The provision for credit losses increased by $3.0 million, or 73.75%, as loan originations in the year ended December 31, 2024 were almost double those for the year ended December 31, 2023. Non-interest income decreased by $1.1 million, primarily due to lower income received on equity investments in venture-backed funds during the year ended December 31, 2024 than during the year ended

December 31, 2023. Non-interest expense increased by $6.7 million with an increase in salaries and employee benefits related to the Company’s expansion into the San Francisco Bay Area as the leading driver.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	December 31, 2024	September 30, 2024	$ Change	% Change
Selected operating data:
Net interest income	$33,489	$30,386	$3,103	10.21%
Provision for credit losses	1,300	2,750	(1,450)	(52.73)%
Non-interest income	1,666	1,381	285	20.64%
Non-interest expense	14,488	13,776	712	5.17%
Pre-tax income	19,367	15,241	4,126	27.07%
Provision for income taxes	6,050	4,300	1,750	40.70%
Net income	$13,317	$10,941	$2,376	21.72%
Earnings per common share:
Basic	$0.63	$0.52	$0.11	21.15%
Diluted	$0.63	$0.52	$0.11	21.15%
Performance and other financial ratios:
ROAA	1.31%	1.18%
ROAE	13.48%	11.31%
Net interest margin	3.36%	3.37%
Cost of funds	2.65%	2.72%
Efficiency ratio	41.21%	43.37%

	Three months ended
(in thousands, except per share data)	December 31, 2024	December 31, 2023	$ Change	% Change
Selected operating data:
Net interest income	$33,489	$26,678	$6,811	25.53%
Provision for credit losses	1,300	800	500	62.50%
Non-interest income	1,666	1,936	(270)	(13.95)%
Non-interest expense	14,488	12,663	1,825	14.41%
Pre-tax income	19,367	15,151	4,216	27.83%
Provision for income taxes	6,050	4,352	1,698	39.02%
Net income	$13,317	$10,799	$2,518	23.32%
Earnings per common share:
Basic	$0.63	$0.63	$—	—%
Diluted	$0.63	$0.63	$—	—%
Performance and other financial ratios:
ROAA	1.31%	1.26%
ROAE	13.48%	15.45%
Net interest margin	3.36%	3.19%
Cost of funds	2.65%	2.50%
Efficiency ratio	41.21%	44.25%

	Year ended
(in thousands, except per share data)	December 31, 2024	December 31, 2023	$ Change	% Change
Selected operating data:
Net interest income	$119,711	$110,880	$8,831	7.96%
Provision for credit losses	6,950	4,000	2,950	73.75%
Non-interest income	6,453	7,511	(1,058)	(14.09)%
Non-interest expense	54,493	47,775	6,718	14.06%
Pre-tax income	64,721	66,616	(1,895)	(2.84)%
Provision for income taxes	19,050	18,882	168	0.89%
Net income	$45,671	$47,734	$(2,063)	(4.32)%
Earnings per common share:
Basic	$2.26	$2.78	$(0.52)	(18.71)%
Diluted	$2.26	$2.78	$(0.52)	(18.71)%
Performance and other financial ratios:
ROAA	1.23%	1.44%
ROAE	12.72%	17.85%
Net interest margin	3.32%	3.42%
Cost of funds	2.64%	2.10%
Efficiency ratio	43.19%	40.35%
Balance Sheet Summary

(in thousands)	December 31, 2024	December 31, 2023	$ Change	% Change
Selected financial condition data:
Total assets	$4,053,278	$3,593,125	$460,153	12.81%
Cash and cash equivalents	352,343	321,576	30,767	9.57%
Total loans held for investment	3,532,686	3,081,719	450,967	14.63%
Total investments	100,914	111,160	(10,246)	(9.22)%
Total liabilities	3,656,654	3,307,351	349,303	10.56%
Total deposits	3,557,994	3,026,896	531,098	17.55%
Subordinated notes, net	73,895	73,749	146	0.20%
Total shareholders’ equity	396,624	285,774	110,850	38.79%
•Insured and collateralized deposits were approximately $2.4 billion, representing 66.92% of total deposits as of December 31, 2024. Net uninsured and uncollateralized deposits were approximately $1.2 billion as of December 31, 2024.
•Commercial and consumer deposit accounts constituted 77.00% of total deposits. Deposit relationships of greater than $5 million represented 61.13% of total deposits and had an average age of approximately 9.28 years as of December 31, 2024.
•Cash and cash equivalents as of December 31, 2024 were $352.3 million, representing 9.90% of total deposits at December 31, 2024, as compared to 10.62% as of December 31, 2023.

•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $1.9 billion as of December 31, 2024.

	December 31, 2024
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$1,212,209	$701,500	$—	$510,709
Federal Reserve Discount Window	862,136	—	—	862,136
Correspondent bank lines of credit	175,000	—	—	175,000
Cash and cash equivalents	—	—	—	352,343
Total	$2,249,345	$701,500	$—	$1,900,188
The increase in total assets from December 31, 2023 to December 31, 2024 was primarily due to a $451.0 million increase in total loans held for investment and a $30.8 million increase in cash and cash equivalents, partially offset by a $10.2 million decrease in investments. The $451.0 million increase in total loans held for investment between December 31, 2023 and December 31, 2024 was the result of $1.1 billion in loan originations, partially offset by $263.0 million and $423.0 million in loan payoffs and paydowns, respectively. The $451.0 million increase in total loans held for investment included $281.4 million in purchased loans within the consumer concentration of the loan portfolio. The $30.8 million increase in cash and cash equivalents primarily resulted from net cash inflows related to financing and operating activities of $425.7 million and $52.3 million, respectively, partially offset by net cash outflows related to investing activities of $447.3 million.
The increase in total liabilities from December 31, 2023 to December 31, 2024 was primarily attributable to an increase in deposits of $531.1 million, partially offset by a decrease in other borrowings of $170.0 million. The $531.1 million increase in deposits was largely due to increases in money market, time, and non-interest-bearing demand deposits of $242.9 million, $203.6 million, and $91.5 million, respectively, partially offset by decreases in interest-bearing demand and savings deposits of $5.1 million and $1.8 million, respectively.
The increase in total shareholders’ equity from December 31, 2023 to December 31, 2024 was primarily a result of $80.9 million of additional common stock issued during the year and net income recognized of $45.7 million, partially offset by $16.2 million in cash dividends paid during the period.

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2024	September 30, 2024	$ Change	% Change
Interest and fee income	$57,745	$52,667	$5,078	9.64%
Interest expense	24,256	22,281	1,975	8.86%
Net interest income	$33,489	$30,386	$3,103	10.21%
Net interest margin	3.36%	3.37%

	Three months ended
(in thousands)	December 31, 2024	December 31, 2023	$ Change	% Change
Interest and fee income	$57,745	$46,180	$11,565	25.04%
Interest expense	24,256	19,502	4,754	24.38%
Net interest income	$33,489	$26,678	$6,811	25.53%
Net interest margin	3.36%	3.19%

	Year ended
(in thousands)	December 31, 2024	December 31, 2023	$ Change	% Change
Interest and fee income	$206,951	$174,382	$32,569	18.68%
Interest expense	87,240	63,502	23,738	37.38%
Net interest income	$119,711	$110,880	$8,831	7.96%
Net interest margin	3.32%	3.42%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	December 31, 2024			September 30, 2024			December 31, 2023
(in thousands)	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate
Assets
Interest-earning deposits in banks	$363,828	$4,335	4.74%	$126,266	$1,657	5.22%	$157,775	$2,100	5.28%
Investment securities	103,930	607	2.33%	106,256	620	2.32%	106,483	651	2.43%
Loans held for investment and sale	3,498,109	52,803	6.01%	3,354,050	50,390	5.98%	3,055,042	43,429	5.64%
Total interest-earning assets	3,965,867	57,745	5.79%	3,586,572	52,667	5.84%	3,319,300	46,180	5.52%
Interest receivable and other assets, net	91,736			91,965			80,360
Total assets	$4,057,603			$3,678,537			$3,399,660

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$298,518	$1,249	1.66%	$302,188	$1,237	1.63%	$291,967	$1,091	1.48%
Savings accounts	127,298	887	2.77%	124,851	979	3.12%	130,915	891	2.70%
Money market accounts	1,596,116	13,520	3.37%	1,578,244	14,688	3.70%	1,347,111	10,824	3.19%
Time accounts	617,596	7,438	4.79%	326,640	4,172	5.08%	417,434	5,322	5.06%
Subordinated notes and other borrowings	73,872	1,162	6.25%	76,988	1,205	6.23%	88,401	1,374	6.16%
Total interest-bearing liabilities	2,713,400	24,256	3.56%	2,408,911	22,281	3.68%	2,275,828	19,502	3.40%
Demand accounts	921,881			852,872			821,651
Interest payable and other liabilities	29,234			32,062			24,886
Shareholders’ equity	393,088			384,692			277,295
Total liabilities & shareholders’ equity	$4,057,603			$3,678,537			$3,399,660

Net interest spread			2.23%			2.16%			2.12%
Net interest income/margin		$33,489	3.36%		$30,386	3.37%		$26,678	3.19%

Net interest income during the three months ended December 31, 2024 increased $3.1 million, or 10.21%, to $33.5 million compared to $30.4 million during the three months ended September 30, 2024. Net interest margin totaled 3.36% for the three months ended December 31, 2024, a decrease of one basis point compared to the prior quarter. The increase in net interest income is primarily attributable to an additional $5.1 million in interest income due to a $379.3 million, or 10.58%, increase in the average balance of interest-earning assets during the three months ended December 31, 2024 compared to the prior quarter. The increase in interest income was partially offset by a $2.0 million increase in deposit interest expense due to a $376.6 million, or 11.83%, increase in the average balance of deposits during the three months ended December 31, 2024 compared to the prior quarter.
As compared to the three months ended December 31, 2023, net interest income increased $6.8 million, or 25.53%, to $33.5 million compared to $26.7 million. Net interest margin totaled 3.36% for the three months ended December 31, 2024, an increase of 17 basis points compared to the same quarter of the prior year. The increase in net interest income is primarily attributable to an additional $9.4 million in loan interest income due to a $443.1 million, or 14.50%, increase in the average balance of loans and a 37 basis point improvement in the average yield on loans during the three months ended December 31, 2024 compared to the same quarter of the prior year. The increase in interest income was partially offset by a $5.0 million increase in deposit interest expense due to a $552.3 million, or 18.36%, increase in the average balance of deposits and a 19 basis point increase in the average cost of deposits during the three months ended December 31, 2024 compared to the same quarter of the prior year.
The following table shows the components of net interest income and net interest margin for the annual periods indicated:

	Year ended
	December 31, 2024			December 31, 2023
(in thousands)	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate
Assets
Interest-earning deposits in banks	$218,156	$11,080	5.08%	$184,103	$9,069	4.93%
Investment securities	106,289	2,530	2.38%	113,515	2,600	2.29%
Loans held for investment and sale	3,283,874	193,341	5.89%	2,947,603	162,713	5.52%
Total interest-earning assets	3,608,319	206,951	5.74%	3,245,221	174,382	5.37%
Interest receivable and other assets, net	90,061			75,741
Total assets	$3,698,380			$3,320,962

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$298,137	$4,716	1.58%	$312,944	$3,321	1.06%
Savings accounts	124,208	3,584	2.89%	140,060	3,073	2.19%
Money market accounts	1,533,405	53,750	3.51%	1,263,539	33,932	2.69%
Time accounts	412,007	20,348	4.94%	372,557	17,535	4.71%
Subordinated notes and other borrowings	77,335	4,842	6.26%	93,279	5,641	6.05%
Total interest-bearing liabilities	2,445,092	87,240	3.57%	2,182,379	63,502	2.91%
Demand accounts	858,789			844,057
Interest payable and other liabilities	35,331			27,127
Shareholders’ equity	359,168			267,399
Total liabilities & shareholders’ equity	$3,698,380			$3,320,962

Net interest spread			2.17%			2.46%
Net interest income/margin		$119,711	3.32%		$110,880	3.42%

Net interest income during the year ended December 31, 2024 increased $8.8 million, or 7.96%, to $119.7 million compared to $110.9 million during the year ended December 31, 2023. Net interest margin totaled 3.32% for the year ended December 31, 2024, a decrease of 10 basis points compared to the prior year. The increase in net interest income is primarily attributable to an additional $30.6 million in loan interest income due to a $336.3 million, or 11.41%, increase in the average balance of loans and a 37 basis point improvement in the average yield on loans as compared to the prior year. The increase in interest income was partially offset by an additional $24.5 million in deposit interest expense due to a $293.4 million, or 10.00%, increase in the average balance of deposits and a 58 basis point increase in the average cost of deposits compared to the prior year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of December 31, 2024:

(in thousands)
Real estate:
Commercial	$2,857,173
Commercial land and development	3,849
Commercial construction	111,318
Residential construction	4,561
Residential	32,774
Farmland	47,241
Commercial:
Secured	170,548
Unsecured	27,558
Consumer and other	279,584
Net deferred loan fees	(1,920)
Total loans held for investment	$3,532,686
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of December 31, 2024:

(in thousands)
Interest-bearing demand accounts	$315,217
Money market accounts	1,525,293
Savings accounts	124,702
Time accounts	670,153
Total interest-bearing deposits	$2,635,365
Asset Quality
Allowance for Credit Losses
At December 31, 2024, the Company’s allowance for credit losses was $37.8 million, as compared to $34.4 million at December 31, 2023. The $3.4 million increase in the allowance is due to a $7.5 million provision for credit losses recorded during the twelve months ended December 31, 2024, partially offset by net charge-offs of $4.1 million, mainly attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment decreased from 0.06% at December 31, 2023 to 0.05% at December 31, 2024. Loans designated as watch increased from $39.6 million to $123.4 million between December 31, 2023 and December 31, 2024. Loans designated as substandard increased from $2.0 million to $2.6 million between December 31, 2023 and December 31, 2024. There were no loans with doubtful risk grades at December 31, 2024 or December 31, 2023.

A summary of the allowance for credit losses by loan class is as follows:

	December 31, 2024		December 31, 2023
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$25,864	68.44%	$29,015	84.27%
Commercial land and development	78	0.21%	178	0.52%
Commercial construction	2,268	6.00%	718	2.08%
Residential construction	64	0.17%	89	0.26%
Residential	270	0.71%	151	0.44%
Farmland	607	1.61%	399	1.16%
	29,151	77.14%	30,550	88.73%
Commercial:
Secured	5,866	15.52%	3,314	9.62%
Unsecured	278	0.74%	189	0.55%
	6,144	16.26%	3,503	10.17%
Consumer and other	2,496	6.60%	378	1.10%
Total allowance for credit losses	$37,791	100.00%	$34,431	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.07% at December 31, 2024, as compared to 1.12% at December 31, 2023.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2024	September 30, 2024	$ Change	% Change
Service charges on deposit accounts	$179	$165	$14	8.48%
Gain on sale of loans	150	306	(156)	(50.98)%
Loan-related fees	400	406	(6)	(1.48)%
FHLB stock dividends	332	327	5	1.53%
Earnings on bank-owned life insurance	182	162	20	12.35%
Other income	423	15	408	2,720.00%
Total non-interest income	$1,666	$1,381	$285	20.64%
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold during the three months ended December 31, 2024 compared to the three months ended September 30, 2024. During the three months ended December 31, 2024, approximately $2.0 million of loans were sold with an effective yield of 7.60%, as compared to approximately $4.4 million of loans sold with an effective yield of 7.03% during the three months ended September 30, 2024.
Other income. The increase resulted primarily from $0.3 million of income received on equity investments in venture-backed funds during the three months ended December 31, 2024, combined with a $0.1 million loss from equity investments in venture-backed funds during the three months ended September 30, 2024.

The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2024	December 31, 2023	$ Change	% Change
Service charges on deposit accounts	$179	$165	$14	8.48%
Net gain (loss) on sale of securities	—	(167)	167	(100.00)%
Gain on sale of loans	150	317	(167)	(52.68)%
Loan-related fees	400	667	(267)	(40.03)%
FHLB stock dividends	332	314	18	5.73%
Earnings on bank-owned life insurance	182	155	27	17.42%
Other income	423	485	(62)	(12.78)%
Total non-interest income	$1,666	$1,936	$(270)	(13.95)%
Net gain (loss) on sale of securities. The decrease in the net loss on sale of securities related to the sale of two municipal securities with a par value of approximately $0.8 million for a loss of approximately $0.2 million during the three months ended December 31, 2023, with no sales occurring during the three months ended December 31, 2024.
Gain on sale of loans. The decrease resulted from an overall decline in the volume of loans sold during the three months ended December 31, 2024, as compared to the three months ended December 31, 2023. During the three months ended December 31, 2024, approximately $2.0 million of loans were sold with an effective yield of 7.60%, as compared to approximately $5.9 million of loans sold with an effective yield of 5.41% during the three months ended December 31, 2023.
Loan-related fees. The decrease resulted from the recognition of $0.2 million lower rate lock fees and $0.1 million lower swap referral fees during the three months ended December 31, 2024 than the three months ended December 31, 2023.
Non-interest income for the periods indicated:

	Year ended
(in thousands)	December 31, 2024	December 31, 2023	$ Change	% Change
Service charges on deposit accounts	$721	$575	$146	25.39%
Net gain (loss) on sale of securities	—	(167)	167	(100.00)%
Gain on sale of loans	1,274	1,952	(678)	(34.73)%
Loan-related fees	1,605	1,719	(114)	(6.63)%
FHLB stock dividends	1,320	970	350	36.08%
Earnings on bank-owned life insurance	644	510	134	26.27%
Other income	889	1,952	(1,063)	(54.46)%
Total non-interest income	$6,453	$7,511	$(1,058)	(14.09)%
Service charges on deposit accounts. The increase resulted primarily from a $0.2 million increase in wire transfer fees recognized, partially offset by a small decrease in other fees recognized during the year ended December 31, 2024 compared to the year ended December 31, 2023.
Net gain (loss) on sale of securities. The decrease in the net loss on sale of securities resulted from the sale of two municipal securities with a par value of approximately $0.8 million for a loss of approximately $0.2 million during the year ended December 31, 2023, with no sales occurring during the year ended December 31, 2024.
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold during the year ended December 31, 2024 compared to the year ended December 31, 2023. During the year ended December 31, 2024, approximately $18.3 million of loans were sold with an effective yield of 6.96%, as compared to approximately $36.5 million of loans sold with an effective yield of 5.35% during the year ended December 31, 2023.

Loan-related fees. The decrease was primarily a result of a $0.2 million net decrease in income earned from the credit card program, partially offset by a small increase in loan fee income earned on various loan types and services.
FHLB stock dividends. The increase primarily relates to a 50 basis point increase in the annualized dividend rate earned year-over-year, while the average shares outstanding remained consistent.
Earnings on bank-owned life insurance. The increase was primarily due to additional policies purchased between December 31, 2024 and December 31, 2023.
Other income. The decrease resulted primarily from $0.5 million in income received on equity investments in venture-backed funds during the year ended December 31, 2024, as compared to $1.7 million in income received on equity investments in venture-back funds during the year ended December 31, 2023.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	December 31, 2024	September 30, 2024	$ Change	% Change
Salaries and employee benefits	$8,360	$7,969	$391	4.91%
Occupancy and equipment	649	626	23	3.67%
Data processing and software	1,369	1,327	42	3.17%
Federal Deposit Insurance Corporation (“FDIC”) insurance	440	405	35	8.64%
Professional services	774	830	(56)	(6.75)%
Advertising and promotional	752	584	168	28.77%
Loan-related expenses	321	292	29	9.93%
Other operating expenses	1,823	1,743	80	4.59%
Total non-interest expense	$14,488	$13,776	$712	5.17%
Salaries and employee benefits. The increase was primarily a result of: (i) a $0.1 million increase in salaries, benefits, and bonus expense; and (ii) a $0.5 million increase in commissions expense due to higher loan production, net of purchased consumer loans. These increases were partially offset by a $0.2 million increase in loan origination costs due to higher loan production, net of purchased consumer loans, period-over-period.
Advertising and promotional. The increase was primarily due to the timing of events sponsored and attended during the three months ended December 31, 2024 compared to the three months ended September 30, 2024.

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	December 31, 2024	December 31, 2023	$ Change	% Change
Salaries and employee benefits	$8,360	$7,182	$1,178	16.40%
Occupancy and equipment	649	583	66	11.32%
Data processing and software	1,369	1,110	259	23.33%
FDIC insurance	440	370	70	18.92%
Professional services	774	658	116	17.63%
Advertising and promotional	752	717	35	4.88%
Loan-related expenses	321	268	53	19.78%
Other operating expenses	1,823	1,775	48	2.70%
Total non-interest expense	$14,488	$12,663	$1,825	14.41%
Salaries and employee benefits. The increase was primarily a result of: (i) a $1.0 million increase in salaries, benefits, and bonus expense, of which approximately $0.8 million related to employees hired to support expansion into the San Francisco Bay Area; and (ii) a $0.7 million increase in commissions expense due to higher loan production, net of purchased consumer loans. These increases were partially offset by a $0.5 million increase in loan origination costs due to higher loan production, net of purchased consumer loans, period-over-period.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Professional services. The increase was primarily due to increased audit and examination fees for services provided for the three months ended December 31, 2024 compared to the three months ended December 31, 2023.
The following table presents the key components of non-interest expense for the periods indicated:

	Year ended
(in thousands)	December 31, 2024	December 31, 2023	$ Change	% Change
Salaries and employee benefits	$31,709	$27,097	$4,612	17.02%
Occupancy and equipment	2,547	2,218	329	14.83%
Data processing and software	5,088	4,015	1,073	26.72%
FDIC insurance	1,635	1,557	78	5.01%
Professional services	3,078	2,575	503	19.53%
Advertising and promotional	2,411	2,403	8	0.33%
Loan-related expenses	1,207	1,192	15	1.26%
Other operating expenses	6,818	6,718	100	1.49%
Total non-interest expense	$54,493	$47,775	$6,718	14.06%
Salaries and employee benefits. The increase was the result of: (i) a $3.5 million increase in salaries, benefits, and bonus, of which approximately $3.3 million related to employees hired to support expansion into the San Francisco Bay Area; and (ii) a $1.4 million increase in commissions paid, primarily to employees in the San Francisco Bay Area. The increase was partially offset by a $0.3 million increase in loan origination costs due to higher loan production, net of purchased consumer loans, period-over-period.
Occupancy and equipment. The increase related to rent expense for the San Francisco branch office and a new office lease to support back office staff during the year ended December 31, 2024, which did not exist for the full year ended December 31, 2023.
Data processing and software. The increase related to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.

Professional services. The increase was due to an increase in audit, IT support, and other consulting fees for services provided for the year ended December 31, 2024 compared to the year ended December 31, 2023.
Other operating expenses. The increase is primarily related to a $0.2 million increase in IntraFi Network fees resulting from an overall increase in balances carried in the network, partially offset by a $0.1 million decrease in conference and training expenses.
Provision for Income Taxes
Three months ended December 31, 2024, as compared to the three months ended September 30, 2024
Provision for income taxes for the quarter ended December 31, 2024 increased by $1.8 million, or 40.70%, to $6.1 million, as compared to $4.3 million for the quarter ended September 30, 2024, which was primarily due to: (i) the increase in taxable income recognized during the three months ended December 31, 2024; and (ii) a $0.6 million provision to return true-up recorded during the three months ended December 31, 2024 related primarily to the timing of recognition of low income housing tax credits, which did not occur during the three months ended September 30, 2024. The effective tax rate was 31.24% and 28.21% for the three months ended December 31, 2024 and September 30, 2024, respectively.
Three months ended December 31, 2024, as compared to the three months ended December 31, 2023
Provision for income taxes increased by $1.7 million, or 39.02%, to $6.1 million for the three months ended December 31, 2024, as compared to $4.4 million for the three months ended December 31, 2023. This increase is due to: (i) the increase in taxable income for the three months ended December 31, 2024 compared to the three months ended December 31, 2023; and (ii) a $0.6 million provision to return true-up recorded during the three months ended December 31, 2024 related primarily to the timing of recognition of low income housing tax credits, which did not occur during the three months ended December 31, 2023. The effective tax rate was 31.24% and 28.72% for the three months ended December 31, 2024 and December 31, 2023, respectively.
Year ended December 31, 2024, as compared to the year ended December 31, 2023
Provision for income taxes increased by $0.2 million, or 0.89%, to $19.1 million for the year ended December 31, 2024, as compared to $18.9 million for the year ended December 31, 2023. This increase is due to a $0.6 million provision to return true-up recorded during the year ended December 31, 2024, partially offset by a decline in taxable income year-over-year. The effective tax rate was 29.43% and 28.34% for the years ended December 31, 2024 and December 31, 2023, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, January 28, 2025, at 1:00 pm ET (10:00 am PT), to discuss its fourth quarter and annual financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has eight branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2024, June 30, 2024, and September 30, 2024, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	December 31, 2024	September 30, 2024	December 31, 2023
Revenue and Expense Data
Interest and fee income	$57,745	$52,667	$46,180
Interest expense	24,256	22,281	19,502
Net interest income	33,489	30,386	26,678
Provision for credit losses	1,300	2,750	800
Net interest income after provision	32,189	27,636	25,878
Non-interest income:
Service charges on deposit accounts	179	165	165
Net gain (loss) on sale of securities	—	—	(167)
Gain on sale of loans	150	306	317
Loan-related fees	400	406	667
FHLB stock dividends	332	327	314
Earnings on bank-owned life insurance	182	162	155
Other income	423	15	485
Total non-interest income	1,666	1,381	1,936
Non-interest expense:
Salaries and employee benefits	8,360	7,969	7,182
Occupancy and equipment	649	626	583
Data processing and software	1,369	1,327	1,110
FDIC insurance	440	405	370
Professional services	774	830	658
Advertising and promotional	752	584	717
Loan-related expenses	321	292	268
Other operating expenses	1,823	1,743	1,775
Total non-interest expense	14,488	13,776	12,663
Income before provision for income taxes	19,367	15,241	15,151
Provision for income taxes	6,050	4,300	4,352
Net income	$13,317	$10,941	$10,799

Comprehensive Income
Net income	$13,317	$10,941	$10,799
Net unrealized holding (loss) gain on securities available-for-sale during the period	(3,747)	3,549	5,744
Reclassification for net loss on sale of securities included in net income	—	—	167
Less: Income tax (benefit) expense related to other comprehensive (loss) income	(1,108)	1,049	1,747
Other comprehensive (loss) income	(2,639)	2,500	4,164
Total comprehensive income	$10,678	$13,441	$14,963

	Three months ended
(in thousands, except per share and share data)	December 31, 2024	September 30, 2024	December 31, 2023
Share and Per Share Data
Earnings per common share:
Basic	$0.63	$0.52	$0.63
Diluted	$0.63	$0.52	$0.63
Book value per share	$18.60	$18.29	$16.56
Tangible book value per share(1)	$18.60	$18.29	$16.56
Weighted average basic common shares outstanding	21,182,143	21,182,143	17,175,445
Weighted average diluted common shares outstanding	21,235,318	21,232,758	17,193,114
Shares outstanding at end of period	21,319,083	21,319,583	17,256,989

Credit Quality
Allowance for credit losses to period end nonperforming loans	2,101.78%	2,041.44%	1,752.70%
Nonperforming loans to loans held for investment	0.05%	0.05%	0.06%
Nonperforming assets to total assets	0.05%	0.05%	0.05%
Nonperforming loans plus performing loan modifications to loans held for investment	0.05%	0.05%	0.06%

Selected Financial Ratios
ROAA	1.31%	1.18%	1.26%
ROAE	13.48%	11.31%	15.45%
Net interest margin	3.36%	3.37%	3.19%
Loan to deposit	99.38%	101.87%	102.19%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

	Year ended
(in thousands, except per share and share data)	December 31, 2024	December 31, 2023
Revenue and Expense Data
Interest and fee income	$206,951	$174,382
Interest expense	87,240	63,502
Net interest income	119,711	110,880
Provision for credit losses	6,950	4,000
Net interest income after provision	112,761	106,880
Non-interest income:
Service charges on deposit accounts	721	575
Net gain (loss) on sale of securities	—	(167)
Gain on sale of loans	1,274	1,952
Loan-related fees	1,605	1,719
FHLB stock dividends	1,320	970
Earnings on bank-owned life insurance	644	510
Other income	889	1,952
Total non-interest income	6,453	7,511
Non-interest expense:
Salaries and employee benefits	31,709	27,097
Occupancy and equipment	2,547	2,218
Data processing and software	5,088	4,015
FDIC insurance	1,635	1,557
Professional services	3,078	2,575
Advertising and promotional	2,411	2,403
Loan-related expenses	1,207	1,192
Other operating expenses	6,818	6,718
Total non-interest expense	54,493	47,775
Income before provision for income taxes	64,721	66,616
Provision for income taxes	19,050	18,882
Net income	$45,671	$47,734

Comprehensive Income
Net income	$45,671	$47,734
Net unrealized holding (loss) gain on securities available-for-sale during the period	(858)	2,228
Reclassification for net loss on sale of securities included in net income	—	167
Less: Income tax (benefit) expense related to other comprehensive (loss) income	(254)	708
Other comprehensive (loss) income	(604)	1,687
Total comprehensive income	$45,067	$49,421

Share and Per Share Data
Earnings per common share:
Basic	$2.26	$2.78
Diluted	$2.26	$2.78
Book value per share	$18.60	$16.56
Tangible book value per share(1)	$18.60	$16.56
Weighted average basic common shares outstanding	20,154,385	17,166,592
Weighted average diluted common shares outstanding	20,205,440	17,187,969
Shares outstanding at end of period	21,319,083	17,256,989

	Year ended
(in thousands, except per share and share data)	December 31, 2024	December 31, 2023
Credit Quality
Allowance for credit losses to period end nonperforming loans	2,101.78%	1,752.70%
Nonperforming loans to loans held for investment	0.05%	0.06%
Nonperforming assets to total assets	0.05%	0.05%
Nonperforming loans plus performing loan modifications to loans held for investment	0.05%	0.06%

Selected Financial Ratios
ROAA	1.23%	1.44%
ROAE	12.72%	17.85%
Net interest margin	3.32%	3.42%
Loan to deposit	99.38%	102.19%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Balance Sheet Data
Cash and due from financial institutions	$33,882	$44,531	$26,986
Interest-bearing deposits in banks	318,461	206,321	294,590
Time deposits in banks	4,121	4,118	5,858
Securities - available-for-sale, at fair value	98,194	104,238	108,083
Securities - held-to-maturity, at amortized cost	2,720	2,720	3,077
Loans held for sale	3,247	2,910	11,464
Loans held for investment	3,532,686	3,460,565	3,081,719
Allowance for credit losses	(37,791)	(37,583)	(34,431)
Loans held for investment, net of allowance for credit losses	3,494,895	3,422,982	3,047,288
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	6,245	6,590	5,284
Premises and equipment, net	1,584	1,657	1,623
Bank-owned life insurance	19,375	19,192	17,180
Interest receivable and other assets	55,554	56,745	56,692
Total assets	$4,053,278	$3,887,004	$3,593,125

Non-interest-bearing deposits	$922,629	$906,939	$831,101
Interest-bearing deposits	2,635,365	2,493,040	2,195,795
Total deposits	3,557,994	3,399,979	3,026,896
Subordinated notes, net	73,895	73,859	73,749
Other borrowings	—	—	170,000
Operating lease liability	6,857	7,101	5,603
Interest payable and other liabilities	17,908	16,135	31,103
Total liabilities	3,656,654	3,497,074	3,307,351

Common stock	302,531	302,251	220,505
Retained earnings	106,464	97,411	77,036
Accumulated other comprehensive loss, net of taxes	(12,371)	(9,732)	(11,767)
Total shareholders’ equity	396,624	389,930	285,774
Total liabilities and shareholders’ equity	$4,053,278	$3,887,004	$3,593,125

Quarterly Average Balance Data
Average loans held for investment and sale	$3,498,109	$3,354,050	$3,055,042
Average interest-earning assets	3,965,867	3,586,572	3,319,300
Average total assets	4,057,603	3,678,537	3,399,660
Average deposits	3,561,409	3,184,795	3,009,078
Average total equity	393,088	384,692	277,295

Capital Ratios
Total shareholders’ equity to total assets	9.79%	10.03%	7.95%
Tangible shareholders’ equity to tangible assets(1)	9.79%	10.03%	7.95%
Total capital (to risk-weighted assets)	13.99%	13.94%	12.30%
Tier 1 capital (to risk-weighted assets)	11.02%	10.93%	9.07%
Common equity Tier 1 capital (to risk-weighted assets)	11.02%	10.93%	9.07%
Tier 1 leverage ratio	10.05%	10.83%	8.73%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income.
The following reconciliation tables provide a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Pre-tax, pre-provision income
Pre-tax income	$19,367	$15,241	$15,151
Add: provision for credit losses	1,300	2,750	800
Pre-tax, pre-provision income	$20,667	$17,991	$15,951

	Year ended
(in thousands)	December 31, 2024	December 31, 2023
Pre-tax, pre-provision income
Pre-tax income	$64,721	$66,616
Add: provision for credit losses	6,950	4,000
Pre-tax, pre-provision income	$71,671	$70,616
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com